EXHIBIT 99.1

News Release
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Sitrick and Company, Inc.
Los Angeles/New York

                              Contact:  Sitrick and Company, Inc.
                                        Rivian Bell
                                        (310) 788-2850
                                        (800) 686-1910 (24-hours)
For Immediate Release
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         Smith Corona, PBGC Resolve Outstanding Issues:
               Salaried Pension Plan To Be Retained


     Cortland, N.Y. -- Dec 19, 1996 -- Smith Corona Corporation today announced the resolution of all outstanding issues with regard to the company's defined benefit pension plans and the Pension Benefit Guaranty Corporation's (PBGC) claim in Smith Corona's Chapter 11 case.
     "We are very pleased to have worked in concert with the PBGC to reach this agreement," stated Ronald F. Stengel, Smith Corona president and chief executive officer. "By working together, we have achieved an acceptable defined benefit pension plan contribution structure, resulting in the retention of one of the company's defined benefit pension plans, and we have resolved the amount of PBGC's unsecured claim. Today's agreement, subject to Bankruptcy Court approval, removes the last major hurdle to confirming Smith Corona's Plan of Reorganization."
     Smith Corona will continue the frozen Smith Corona Corporation Salaried Employees' Retirement Plan, which involves approximately 1,525 participants. Smith Corona Corporation Hourly Employees' Retirement Plan and SCM Office Supplies Inc. Salaried Employees' and Hourly Employees' Retirement Plan, which meet the criteria for distressed termination and involve approximately 3,050 participants will be terminated as of October 6, 1996, subject to Court approval. Termination of the Hourly Plan will result in an allowed PBGC general unsecured claim of $8.3 million, which will constitute the PBGC's only claim in the Chapter 11 case.
     Mr. Stengel indicated that the company would proceed "with all possible speed" to complete its reorganization. The company is seeking a late January date for a hearing on confirmation of its Plan of Reorganization.
     Smith Corona is a leading worldwide manufacturer and marketer of personal word processor, portable electronic typewriters, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.

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